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                                                                   EXHIBIT 10.16

                              [APAC LETTERHEAD]


May 2, 1996

Mr. James M. Nikrant
2865 Parkwood Lane
Aurora, Illinois 60504

Dear Jim:

        We are very happy that you have decided to join APAC. Your title will be Senior Vice President Sales Solutions and you will report to Marc Simon. As agreed, the following employment terms will apply:

        1. Your starting base salary will be $220,000 on an annualized basis.

        2. You will be a participant in APAC's CPR Bonus Plan with a 50% of salary participation. Assuming the APAC meets its budgeted performance and you meet your individual and team performance goals, your 1996 CPR Bonus would be $110,000, prorated for less than a full year of service.

        3. You will be entitled to the benefits, vacation and perquisites normally available to comparable level employees.

        4. You are being granted options to purchase Ten Thousand (10,000) shares (on a pre-split basis) of APAC stock at an exercise price equal to the mean between the high and the low price at which APAC's common stock traded today as reported by Bloomberg Financial Markets, such options to be issued pursuant to the option grant materials attached hereto.

              In addition, you will be granted options to purchase an additional Ten Thousand (10,000) shares (on a pre-split basis) on December 31, 1996 and a further Ten Thousand (10,000) shares (on a pre-split basis) on December 31, 1997 at exercise prices equal to the mean between the high and low price at which APAC's common stock traded on the last business day prior to such dates as reported by Bloomberg Financial Markets.



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James M. Nikrant
May 2, 1996
Page Two


                5. You will sign a Restrictive Covenant Agreement (form attached) concurrent herewith.

                6.    Your employment will be full-time and best efforts.

                7. Your effective commencement date is May 8, 1996, or sooner.

                8. You will be based in our Cedar Rapids, IA, office and we will provide you with our customary relocation benefits package in connection with your relocation to the Cedar Rapids, IA, area. We will also provide you with an automobile in Cedar Rapids on an as needed basis.

                9. In the event your employment is terminated without cause during the first twelve months of your employment we will provide you with severance equal to ninety days of your base salary.


                We are excited to have you join the team, and we look forward to working with you.

                Best personal regards.

                                                        Very truly yours,

                                                        Marc S. Simon
                                                        Marc S. Simon
                                                        Chief Financial Officer

Accepted by:

James M. Nikrant
-------------------------------
James M. Nikrant

Dated:  May 3, 1996


MSS:wsl
enclosures